                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 7)(1)

                       International Aluminum Corporation
                       ----------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $1.00 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    458884103
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 4, 2006
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box .

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 23 Pages)

----------------
(1)   The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 2 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PARCHE, LLC     20-0870632
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  17,906
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              17,906
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    17,906
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.42%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 3 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.  37-1484524
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  84,999
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              84,999
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    84,999
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.97%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 4 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG EQUITY MARKET NEUTRAL MASTER FUND, LTD.     98-0365487
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  4,589
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              4,589
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    4,589
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.11%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 5 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG HALIFAX FUND, LTD.     98-0197623
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  6,083
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              6,083
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,083
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.14%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 6 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  100,327
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              100,327
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    100,327
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.33%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 7 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ADMIRAL ADVISORS, LLC     37-1484525
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  102,905
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              102,905
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    102,905
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.39%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 8 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS ADVISORS, LLC     13-3954331
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  100,327
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              100,327
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    100,327
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.33%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 9 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS CAPITAL GROUP, L.L.C.     13-3937658
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  213,904
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              213,904
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    213,904
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.96%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 10 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    C4S & CO., L.L.C.     13-3946794
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  213,904
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              213,904
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    213,904
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.96%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 11 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   213,904
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              213,904
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    213,904
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.96%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 12 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   213,904
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              213,904
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    213,904
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.96%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 13 of 23 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   213,904
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              213,904
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    213,904
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.96%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 14 of 23 Pages
----------------------                                    ----------------------

      This Amendment No. 7 amends the Schedule 13D filed with the Securities and
Exchange  Commission  on July 20, 2004,  as amended and restated by that certain
Amendment No. 1 filed on January 20, 2005 and amended by that certain  Amendment
No. 2 filed on March 7, 2005,  that certain  Amendment  No. 3 filed on April 19,
2005,  that  certain  Amendment  No.  4 filed  on June 14,  2006,  that  certain
Amendment  No. 5 filed on October 26,  2006,  and that certain  Amendment  No. 6 filed on November 16, 2006 (together, the "Statement"),  by and on behalf of the
Reporting Persons identified therein with respect to the common stock, par value
$1.00 per share, of International Aluminum Corporation, a California corporation
(the "Company").  The principal  executive offices of the Company are located at
767 Monterey Pass Road, Monterey Park, California 91754.

Item 3 is hereby amended and restated as follows:

      Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            The Shares  purchased by Starboard  Value &  Opportunity  Fund,  LLC
("Starboard"),  Parche,  LLC ("Parche"),  RCG Equity Market Neutral Master Fund,
Ltd. ("RCG  Equity"),  RCG Halifax Fund,  Ltd. ("RCG Halifax") and Ramius Master
Fund,  Ltd.  ("Ramius  Master") were purchased with the working  capital of such entities  (which may, at any given time,  include margin loans made by brokerage firms in the ordinary  course of business) in open market  purchases,  except as otherwise  noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase cost of the 213,904 Shares  beneficially owned in the  aggregate  by all of the  Reporting  Persons is  approximately  $7,177,841, including brokerage commissions.

Item 5 is hereby amended and restated as follows:

      Item 5. INTEREST IN SECURITIES OF THE ISSUER.

      The  aggregate  percentage of Shares  reported  owned by each person named herein is based upon 4,305,338 Shares outstanding,  which is the total number of
Shares  outstanding  as of  December  5,  2006,  as  reported  in the  Company's
Quarterly Report on Form 10-Q filed with the Securities and Exchange  Commission on November 6, 2006.

               A.             Starboard

                    (a)  As of December 5, 2006,  Starboard  beneficially  owned
      84,999 Shares.

                        Percentage: Approximately 1.97%.

                    (b)  1. Sole power to vote or direct vote: 84,999
                         2. Shared power to vote or direct vote: 0
                         3. Sole power to dispose or direct the disposition: 84,999
                         4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 15 of 23 Pages
----------------------                                    ----------------------

                    (c)  The  transactions  by Starboard in the Shares since the filing of Amendment  No. 6 to Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

               B.             Parche

                    (a)  As of  December  5,  2006,  Parche  beneficially  owned
      17,906 Shares.

                        Percentage: Approximately 0.42%.

                    (b)  1. Sole power to vote or direct vote: 17,906
                         2. Shared power to vote or direct vote: 0
                         3. Sole power to dispose or direct the disposition: 17,906
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  The  transactions  by  Parche in the  Shares  since the filing of Amendment  No. 6 to Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

               C.             RCG Equity

                    (a)  As of December 5, 2006, RCG Equity  beneficially  owned
      4,589 Shares.

                        Percentage: Approximately 0.11%.

                    (b)  1. Sole  power  to vote or  direct  vote: 4,589
                         2. Shared power to vote or direct vote: 0
                         3. Sole power to dispose or direct the disposition: 4,589
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  RCG Equity did not enter into any  transactions  in the
      Shares since the filing of Amendment No. 6 to Schedule 13D.

               D.             RCG Halifax

                    (a)  As of December 5, 2006, RCG Halifax  beneficially owned
      6,083 Shares.

                        Percentage: Approximately 0.14%.

                    (b)  1. Sole power to vote or direct vote: 6,083
                         2. Shared power to vote or direct vote: 0
                         3. Sole power to dispose or direct the disposition: 6,083
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  RCG Halifax did not enter into any  transactions in the
      Shares since the filing of Amendment No. 6 to Schedule 13D.

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 16 of 23 Pages
----------------------                                    ----------------------

               E.             Ramius Master

                    (a)  As of  December  5, 2006,  Ramius  Master  beneficially owned 100,327 Shares.

                        Percentage: Approximately 2.33%.

                    (b)  1. Sole  power  to  vote  or  direct  vote: 100,327
                         2. Shared  power to vote or direct vote: 0
                         3. Sole  power to dispose or direct the disposition: 100,327
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  Ramius  Master did not enter into any  transactions  in the Shares since the filing of Amendment No. 6 to Schedule 13D.

               F.             Admiral Advisors, LLC ("Admiral Advisors")

                    (a)  As of December 5, 2006,  as the  investment  manager of
      Starboard  and the  managing  member of Parche,  Admiral  Advisors  may be deemed the  beneficial  owner of (i) 84,999  Shares owned by Starboard and
      (ii) 17,906 Shares owned by Parche.

                        Percentage: Approximately 2.39%.

                    (b)  1. Sole  power  to  vote  or  direct  vote: 102,905
                         2. Shared  power to vote or direct vote: 0
                         3. Sole  power to dispose or direct the disposition: 102,905
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  Admiral Advisors did not enter into any transactions in the Shares  since the  filing of  Amendment  No. 6 to  Schedule  13D.  The transactions in the Shares since the filing of Amendment No. 6 to Schedule
      13D on behalf of Starboard  and Parche are set forth in Schedule A and are incorporated herein by reference.

               G.             Ramius Advisors, LLC ("Ramius Advisors")

                    (a)  As of December 5, 2006,  as the  investment  advisor of
      Ramius  Master,  Ramius  Advisors  may be deemed the  beneficial  owner of
      100,327 Shares owned by Ramius Master.

                        Percentage: Approximately 2.33%.

                    (b)  1. Sole  power  to  vote  or  direct  vote: 100,327
                         2. Shared  power to vote or direct vote: 0
                         3. Sole  power to dispose or direct the disposition: 100,327
                         4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 17 of 23 Pages
----------------------                                    ----------------------

                    (c)  Ramius Advisors did not enter into any  transactions in the Shares since the filing of Amendment No. 6 to Schedule 13D.

               H.             Ramius Capital Group, L.L.C. ("Ramius Capital")

                    (a)  As of December  5, 2006,  as the sole member of Admiral
      Advisors and Ramius Advisors (the investment advisor of Ramius Master) and as the  investment  advisor to RCG Halifax and RCG Equity,  Ramius Capital may  be  deemed  the  beneficial  owner  of (i)  84,999  shares  owned  by
      Starboard, (ii) 17,906 Shares owned by Parche, (iii) 4,589 Shares owned by
      RCG Equity,  (iv) 6,083 Shares owned by RCG Halifax and (v) 100,327 Shares owned by Ramius Master.

                        Percentage: Approximately 4.96%.

                    (b)  1. Sole  power  to  vote  or  direct  vote: 213,904
                         2. Shared  power to vote or direct vote: 0
                         3. Sole power to dispose or direct the disposition: 213,904
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  Ramius Capital did not enter into any  transactions  in the Shares  since the  filing of  Amendment  No. 6 to  Schedule  13D.  The transactions in the Shares since the filing of Amendment No. 6 to Schedule
      13D on behalf of Starboard  and Parche are set forth in Schedule A and are incorporated herein by reference.

               I.             C4S & Co., L.L.C. ("C4S")

                    (a)  As of  December  5,  2006,  as the  managing  member of
      Ramius  Capital,  C4S may be deemed  the  beneficial  owner of (i)  84,999
      Shares owned by Starboard, (ii) 17,906 Shares owned by Parche, (iii) 4,589
      Shares owned by RCG Equity,  (iv) 6,083  Shares owned by RCG Halifax,  and
      (v) 100,327 Shares owned by Ramius Master.

                       Percentage: Approximately 4.96%.

                    (b)  1. Sole  power  to  vote  or  direct  vote: 213,904
                         2. Shared  power to vote or direct vote: 0
                         3. Sole  power to dispose or direct the disposition: 213,904
                         4. Shared power to dispose or direct the disposition: 0

                    (c)  C4S did not enter into any  transactions  in the Shares since the filing of Amendment No. 6 to Schedule 13D. The  transactions  in the Shares since the filing of  Amendment  No. 6 to Schedule 13D on behalf of Starboard  and Parche are set forth in Schedule A and are  incorporated herein by reference.

               J.             Mr. Cohen, Mr. Strauss and Mr. Solomon

                    (a)  As of December 5, 2006 as the managing  members of C4S, each  of Mr.  Cohen,  Mr.  Strauss  and  Mr.  Solomon  may be  deemed  the beneficial owner of (i) 84,999 Shares owned by Starboard, (ii) 17,906

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 18 of 23 Pages
----------------------                                    ----------------------

      Shares owned by Parche, (iii) 4,589 Shares owned by RCG Equity, (iv) 6,083
      Shares owned by RCG Halifax and (v) 100,327 Shares owned by Ramius Master.
      Each of Messrs.  Cohen,  Solomon and Strauss share voting and  dispositive power with respect to the Shares owned by Starboard,  Parche,  RCG Equity,
      RCG Halifax and Ramius Master by virtue of their shared  authority to vote and dispose of such Shares.  Messrs.  Cohen,  Solomon and Strauss disclaim beneficial ownership of such Shares.

                        Percentage: Approximately 4.96%.

                    (b)  1. Sole power to vote or direct  vote:  0
                         2. Shared power to vote or direct vote: 213,904
                         3. Sole power to dispose or direct the disposition: 0
                         4. Shared power to dispose or direct the disposition: 213,904

                    (c)  Messrs.  Cohen,  Strauss and Solomon did not enter into any  transactions  in the Shares  since the filing of  Amendment  No. 6 to
      Schedule 13D. The transactions in the Shares since the filing of Amendment
      No. 6 to Schedule 13D on behalf of  Starboard  and Parche are set forth in
      Schedule A and are incorporated herein by reference.

                    (d)  No person other than the Reporting  Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

                    (e)  As of December 4, 2006, the Reporting Persons ceased to be the collective  beneficial  owners of more than 5% of the shares of the
      Issuer.

Item 6 of the Statement is hereby amended and restated as follows:

      Item 6.     CONTRACTS,  ARRANGEMENTS,  UNDERSTANDING OR RELATIONSHIPS WITH
                  RESPECT TO SECURITIES OF THE ISSUER.

            On December 6, 2006,  the  Reporting  Persons  entered  into a Joint
Filing  Agreement (the "Joint Filing  Agreement") in which the parties agreed to the joint  filing on behalf of each of them of  statements  on Schedule 13D with respect to the  securities  of the Company to the extent  required by applicable law.  The Joint  Filing  Agreement  is  attached  as an  exhibit  hereto  and is incorporated herein by reference.

            Other   than  as   described   herein,   there  are  no   contracts,
arrangements,  understandings or relationships  among the Reporting Persons,  or between  the  Reporting  Persons  and any  other  person,  with  respect  to the securities of the Issuer that are required to be reported in this Schedule 13D.

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 19 of 23 Pages
----------------------                                    ----------------------

      Item 7.     MATERIAL TO BE FILED AS EXHIBITS.

            1.    Joint Filing Agreement by and among Starboard, Parche, Admiral
                  Advisors,  Ramius, C4S, RCG Equity, RCG Halifax, Ramius Master
                  Fund, Ramius Advisors,  Mr. Cohen, Mr. Solomon,  Mr. Stark and
                  Mr. Strauss, dated December 6, 2006.

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 20 of 23 Pages
----------------------                                    ----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

December 6, 2006

STARBOARD VALUE AND OPPORTUNITY                ADMIRAL ADVISORS, LLC
MASTER FUND LTD.                               By: Ramius Capital Group, L.L.C.,
                                               its managing member
PARCHE, LLC
By: Admiral Advisors, LLC, its                 RAMIUS CAPITAL GROUP, L.L.C.
managing member                                By: C4S & Co., L.L.C.,
                                                   as managing member

                                               C4S & CO., L.L.C.

RCG EQUITY MARKET NEUTRAL MASTER               RCG HALIFAX FUND, LTD.
FUND, LTD.                                     By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C., its          its investment manager
investment manager

RAMIUS MASTER FUND, LTD.                       RAMIUS ADVISORS , LLC
By: Ramius Advisors, LLC, its                  By: Ramius Capital Group, L.L.C.,
investment manager                             its sole member

                        By: /s/ Jeffrey M. Solomon
                            -----------------------------------
                            Name: Jeffrey M. Solomon
                            Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 21 of 23 Pages
----------------------                                    ----------------------

SCHEDULE A
----------

 Transactions in the Shares Since the Filing of Amendment No. 6 to Schedule 13D
 ------------------------------------------------------------------------------

                 STARBOARD VALUE & OPPORTUNITY MASTER FUND LTD.
                 ----------------------------------------------

--------------------------------------------------------------------------------
  Shares of Common Stock            Price Per                   Date of
           Sold                     Share ($)                    Sale
--------------------------------------------------------------------------------
           3,901                     45.2074                   11/15/06
--------------------------------------------------------------------------------
           4,150                     45.6626                   11/17/06
--------------------------------------------------------------------------------
           4,536                     45.9107                   11/20/06
--------------------------------------------------------------------------------
           4,116                     45.9133                   11/21/06
--------------------------------------------------------------------------------
           1,092                     45.6069                   11/22/06
--------------------------------------------------------------------------------
           2,520                     45.0150                   11/24/06
--------------------------------------------------------------------------------
           3,024                     45.1628                   11/28/06
--------------------------------------------------------------------------------
           1,596                     45.3447                   11/29/06
--------------------------------------------------------------------------------
           1,512                     45.4500                   11/30/06
--------------------------------------------------------------------------------
           3,360                     45.3300                   12/01/06
--------------------------------------------------------------------------------
           3,696                     45.5441                   12/04/06
--------------------------------------------------------------------------------

                                   PARCHE, LLC
                                   -----------

--------------------------------------------------------------------------------
  Shares of Common Stock            Price Per                   Date of
           Sold                     Share ($)                    Sale
--------------------------------------------------------------------------------
            799                      45.2074                   11/15/06
--------------------------------------------------------------------------------
            850                      45.6626                   11/17/06
--------------------------------------------------------------------------------
            864                      45.9107                   11/20/06
--------------------------------------------------------------------------------
            784                      45.9133                   11/21/06
--------------------------------------------------------------------------------
            208                      45.6069                   11/22/06
--------------------------------------------------------------------------------
            480                      45.0150                   11/24/06
--------------------------------------------------------------------------------
            576                      45.1628                   11/28/06
--------------------------------------------------------------------------------
            304                      45.3447                   11/29/06
--------------------------------------------------------------------------------
            288                      45.4500                   11/30/06
--------------------------------------------------------------------------------
            640                      45.3300                   12/01/06
--------------------------------------------------------------------------------
            704                      45.5441                   12/04/06
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 22 of 23 Pages
----------------------                                    ----------------------

EXHIBIT INDEX
-------------

                             Exhibit                                        Page
                             -------                                        ----

1.    Joint Filing Agreement by and among Starboard, Parche,
      Admiral Advisors,  Ramius, C4S, Ramius Equity,  Ramius
      Halifax,  Ramius  Master Fund,  Ramius  Advisors,  Mr.
      Cohen, Mr. Solomon, Mr. Stark, and Mr. Strauss,  dated
      December 6, 2006.                                                      23

----------------------                                    ----------------------
CUSIP No. 458884103                   13D                    Page 23 of 23 Pages
----------------------                                    ----------------------

                             JOINT FILING AGREEMENT
                             ----------------------

            In  accordance  with  Rule  13d-1(k)(1)(iii)  under  the  Securities
Exchange  Act of 1934,  as amended,  the persons  named below agree to the joint filing on behalf of each of them of a Statement on Schedule  13D dated  December
6, 2006  (including  amendments  thereto)  with  respect to the Common  Stock of
International  Aluminum Corporation.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

December 6, 2006

STARBOARD VALUE AND OPPORTUNITY                ADMIRAL ADVISORS, LLC
MASTER FUND LTD.                               By: Ramius Capital Group, L.L.C.,
                                               its managing member
PARCHE, LLC
By: Admiral Advisors, LLC, its                 RAMIUS CAPITAL GROUP, L.L.C.
managing member                                By: C4S & Co., L.L.C.,
                                                   as managing member

                                               C4S & CO., L.L.C.

RCG EQUITY MARKET NEUTRAL MASTER               RCG HALIFAX FUND, LTD.
FUND, LTD.                                     By: Ramius Capital Group, L.L.C.,
By: Ramius Capital Group, L.L.C., its          its investment manager
investment manager

RAMIUS MASTER FUND, LTD.                       RAMIUS ADVISORS , LLC
By: Ramius Advisors, LLC, its                  By: Ramius Capital Group, L.L.C.,
investment manager                             its sole member

                        By: /s/ Jeffrey M. Solomon
                            -----------------------------------
                            Name: Jeffrey M. Solomon
                            Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss